Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact: Martie Edmunds Zakas
May 12, 2009	Sr. Vice President - Strategic Planning & Investor Relations
770-206-4237
mzakas@muellerwp.com

Media Contact: John Pensec
Director - Corporate Communications & Public Affairs
770-206-4240
jpensec@muellerwp.com

GREGORY S. ROGOWSKI NAMED PRESIDENT OF MUELLER CO.

(ATLANTA) – Mueller Water Products, Inc. (NYSE: MWA), a leading North American manufacturer and marketer of infrastructure and flow control products for use in water distribution, announced today that Gregory S. Rogowski has been named president of its Mueller Co. subsidiary. He will report to Robert Leggett, Chief Operating Officer of Mueller Water Products.

Rogowski has 28 years of experience in positions of increasing responsibility at the corporate, divisional and operational levels for companies that are recognized leaders in their industries and has used his experience to drive both top-line growth and productivity improvements.

“Greg’s experience in growing mature businesses will be a tremendous asset,” said Leggett. “His focus on product development and driving productivity improvements will help ensure that we continue to manufacture and market innovative quality products while providing exceptional service to our customers.”

Rogowski joins Mueller Co. from Performance Fibers where from 2004-2009 he was President and Chief Executive Officer of the world’s largest polyester industrial fibers business with $1.0 billion in revenue and 11 manufacturing locations. Prior to 2004, Performance Fibers was part of Honeywell. Rogowski joined Honeywell - then AlliedSignal - in 1986, and held positions in engineering, customer technology and marketing, including Global Marketing Director. Earlier in his career he was with Goodyear Tire and Rubber Co. and Atlantic Research Corp.

He holds a Master of Science degree in Polymer Chemistry from the University of Akron (Ohio) and a Master of Business Administration degree in Marketing from the University of Richmond (Virginia). He is also a graduate of Virginia Tech with a Bachelor of Science degree in Chemistry.

About Mueller Water Products

Mueller Water Products is a leading North American manufacturer and marketer of infrastructure and flow control products for use in water distribution networks and treatment facilities. Its broad product portfolio includes engineered valves, fire hydrants, ductile iron pipe and pipe fittings, which are used by municipalities, as well as the residential and non-residential construction, oil and gas, HVAC and fire protection industries. With latest 12 months net sales of $1.7 billion, the Company is comprised of three operating segments: Mueller Co., U.S. Pipe and Anvil. Based in Atlanta, Georgia, the Company employs approximately 5,400 people. Mueller Water Products Series A common stock trades on the New York Stock Exchange under the ticker symbol MWA. For more information about Mueller Water Products, please visit the Company’s Web site at www.muellerwaterproducts.com.

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